EXHIBIT 99.1

First Horizon Announces First Quarter 2008 Earnings; Dividend Declared

MEMPHIS, Tenn., April 17, 2008 (PRIME NEWSWIRE) -- First Horizon National Corporation's (NYSE:FHN) board of directors has approved payment of a quarterly dividend of $0.20 per share. The dividend is payable on July 1, 2008, to shareholders of record on June 13, 2008. This is the 447th consecutive quarter that First Horizon has paid a dividend. First Horizon also announced earnings for the quarter ended March 31, 2008, including the following:

 * Net income of $7.9 million or $0.06 per diluted share in first quarter
   2008 compared to a net loss of $248.6 million or $1.97 per diluted share in fourth quarter 2007
 * Increased provisioning reflecting portfolio deterioration, especially in national construction and home equity portfolios; net charge-offs increased to 181 basis points; allowance as a percentage of total loans increased to 2.20%
 * Capital ratios remain stable, estimates based on period end balances are
   8.10% for Tier I and 12.82% for Total Capital
 * Corporate net interest margin improves to 2.81%, reflecting lower wholesale borrowing costs
 * Regional Banking franchise sees increased provision, margin compression and benefits of efficiency initiatives; average core deposits, excluding deposits held for divestiture, increase 2%
 * Capital Markets experienced strong fixed income revenues, substantially offsetting the impact of increased provisioning and effects of credit market disruptions
 * Continued focus on repositioning the Mortgage Banking business as additional $7.5 billion of servicing sold during the quarter
 * Visa Inc.'s IPO resulted in $95.9 million benefit to pre-tax earnings
 * Continuing implementation of earnings enhancement initiatives resulted in $21.3 million of net pre-tax charges in first quarter
 * Mortgage Banking recognized the benefits from improved performance and a positive impact of approximately $40 million from the adoption of accounting standards

The pre-tax loss, for FHN, before discontinued operations, was $1.1 million in first quarter 2008 compared to a $399.1 million pre-tax loss in fourth quarter 2007. Total revenues were $677.2 million in first quarter compared to $319.0 million in fourth quarter 2007. Noninterest expenses were $438.3 million compared to $561.5 million in fourth quarter 2007. Provision for loan losses increased $83.4 million to $240.0 million in first quarter 2008.

In first quarter 2008, average total loans increased 1 percent in comparison to fourth quarter 2007 as an increase in the mortgage warehouse was offset by a reduction in the national construction portfolios. Total average deposits decreased 9 percent for the same time period which reflects a continuing shift from wholesale CD's to more stable funding sources and the divestiture of First Horizon Bank branches. Consolidated net interest margin increased to 2.81 percent from 2.77 percent as the reduction of short-term rates lowered wholesale borrowing costs.

"We have refocused on our strong regional bank and revised our strategy to navigate successfully through a very challenging industry and economic environment. Those challenges and our active process to identify portfolio deterioration led to our increased provisioning and reserves," said Jerry Baker, CEO of First Horizon. "We continue to consider near-term strategic alternatives to reduce our mortgage business and will continue investing in our successful regional banking and capital markets businesses. We also recognize that in the current environment a strong capital position and adequate liquidity are essential."

PERFORMANCE HIGHLIGHTS (First Quarter 2008 vs. Fourth Quarter 2007)

Segment Revisions Highlight Core Businesses, Provide Visibility Into National Businesses

In first quarter 2008, FHN revised its business line segments to better align with its strategic direction, representing a focus on its regional banking franchise and capital markets business. To implement this change, the prior Retail/Commercial Banking segment was split into its major components with the national portions of consumer lending and construction lending assigned to a new National Specialty Lending segment that more appropriately reflects the ongoing wind down of these businesses. Additionally, correspondent banking was shifted from Retail/Commercial Banking to the Capital Markets segment to better represent the complementary nature of these businesses. To reflect its geographic focus, the remaining portions of the Retail/Commercial Banking segment now represent the new Regional Banking segment. All prior period information has been revised to conform to the current segment structure and the discussions below are based on the new segment presentation.

Increased Provisioning Reflects Portfolio Deterioration; Charge-Offs Increase Sequentially

The net charge-off ratio was 181 basis points in first quarter 2008 compared to 93 basis points in fourth quarter 2007 as net charge-offs increased to $99.1 million from $50.8 million in fourth quarter 2007. The ratio of allowance to total loans increased to 2.20 percent from 1.55 percent in the prior quarter. Provision for loan losses increased to $240.0 million in first quarter 2008 from $156.6 million in fourth quarter 2007. The provision for first quarter 2008 reflects recognition of portfolio deterioration due to declining economic conditions, especially in national construction and home equity loans. FHN continues to apply focused portfolio management activities to identify problem assets. Provisioning for fourth quarter 2007 reflected recognition of inherent losses within residential construction portfolios, including One-Time Close and Homebuilder Finance, related to discontinued product structures and higher-risk national markets such as Florida, California, Virginia, Georgia and Nevada. The nonperforming asset ratio increased to 278 basis points in first quarter 2008 from 166 basis points in fourth quarter 2007.

Regional Banking Experiences Increased Provisioning, NIM Compression, Benefits of Efficiency Initiatives

Regional Banking recognized a pre-tax loss of $18.2 million for first quarter 2008, compared to pre-tax income of $53.3 million for fourth quarter 2007. The current quarter's loss was primarily driven by an increase in provision expense to $75.3 million from $16.0 million in prior quarter due to increased deterioration in commercial loans. Net interest margin declined to 4.39 percent in the current quarter compared to 4.74 percent in fourth quarter as the effects of Federal Reserve rate reductions were not fully passed through to deposit customers. Excluding deposits held for sale, average core deposits increased 2 percent over prior quarter. Noninterest income was affected by a seasonal decline in fees from deposit accounts. Noninterest expense decreased as the effects of efficiency initiatives more than offset seasonal increases in personnel costs. Additionally, fourth quarter 2007 included recognition of losses on owned real estate and reductions in value of low income housing investments.

Capital Markets Sees Record Fixed Income Revenues, Affected by Provisioning and Credit Disruptions

Capital Markets recognized pre-tax income of $22.8 million in first quarter 2008 compared to $30.9 million of pre-tax income in fourth quarter 2007. This primarily reflects an increase in provision for correspondent banking loans to $15.0 million from $1.2 million. Fixed income sales increased significantly as the Federal Reserve aggressively reduced rates during the quarter which resulted in a steeper yield curve. This was partially offset by a decline in other product revenues in comparison to the prior quarter primarily resulting from write downs of the warehouse for the pooled trust preferred product. Noninterest expense increased from higher production levels. Additionally, net interest income improved over fourth quarter.

National Specialty Lending Experiences Impact of Credit Losses, Effects of Winding Down Operations

National Specialty Lending had a pre-tax loss of $120.1 million for first quarter 2008 compared to a pre-tax loss of $116.1 million in fourth quarter 2007. Both quarters' losses primarily resulted from provisioning for loan losses, including the national construction and consumer lending portfolios. Net interest margin declined due to the increase in nonaccrual construction loans. Noninterest income improved sequentially as repurchase reserves decreased in comparison to fourth quarter 2007 which was partially offset by greater declines in servicing asset values for rate decreases in the current quarter. Noninterest expense declined due to the effects of the business wind down initiated during the quarter.

Mortgage Banking Positively Affected by Improved Performance and Accounting Changes

Mortgage Banking pre-tax income was $51.3 million for first quarter 2008 compared to a pre-tax loss of $254.0 million for fourth quarter 2007. Pre-tax earnings for the current quarter were positively affected by approximately $40 million related to the adoption of new accounting standards, including the prospective election of fair value accounting for mortgage warehouse loans. The prior quarter's pre-tax loss primarily reflected recognition of reductions in values of mortgage servicing rights and other retained interests, impairment of goodwill and the continued deterioration of credit markets during the quarter. Additionally, continuing efforts to reposition Mortgage Banking resulted in the sale of $7.5 billion of servicing during first quarter 2008.

Net interest income increased consistent with the increase in warehouse margin and an increase in average warehouse size. Gain on sale margins declined as effects of credit market pricing stresses continued to result in margins significantly below historical experience. The increase in servicing income compared to prior quarter was primarily due to the reduction in value of servicing assets recognized in the prior quarter to reflect lower values from observable market inputs and third party valuations. In addition, better hedging results also positively impacted current quarter performance due to wider mortgage-swap spreads and decreased options expense. Noninterest expense decreased because the impairment of goodwill and recognition of a legal settlement were recognized in the prior quarter. Noninterest expense was also negatively affected in the current quarter by the recognition of origination costs for loans recognized at elected fair value. Previously these costs had been deferred until delivery of the related loans. This effect was offset by a corresponding increase in gain on sale.

Corporate Segment Reflects Visa IPO and Earnings Enhancement Initiatives

The Corporate segment recognized $65.9 million of securities gains from Visa, Inc.'s initial public offering. Additionally, a reversal of non-interest expense totaling $30.0 million was recognized to reflect a partial reduction in the contingent liability for certain Visa litigation matters. Results for first quarter 2008 also include $21.3 million of net charges associated with implementation of restructuring, repositioning and efficiency initiatives.

OTHER INFORMATION

This press release contains forward-looking statements involving significant risks and uncertainties. A number of important factors could cause actual results to differ materially from those in the forward-looking information. Those factors include general economic and financial market conditions, including expectations of and actual timing and amount of interest rate movements including the slope of the yield curve, competition, customer and investor responses to these conditions, ability to execute business plans, geopolitical developments, natural disasters, and items already mentioned in this press release, as well as critical accounting estimates and other factors described in FHN's recent filings with the SEC. FHN disclaims any obligation to update any such factors or to publicly announce the result of any revisions to any of the forward-looking statements included herein or therein to reflect future events or developments.

FHN provides additional disclosure and discussion related to FHN's earnings and business segment performance through a financial supplement, which will be available on FHN's Web site at www.fhnc.com. Management will also host a conference call at 8:00 a.m. Central Time April 17 to review earnings and performance trends. Callers wishing to participate in the call may dial toll-free starting at 7:45 a.m. Central Time April 17 by dialing 1-877-681-3375 (international participants dial 1-719-325-4861). The conference will also be webcast live through First Horizon's web site. To access the webcast, visit the investor relations section of www.fhnc.com. A replay of the call will be available from 10 a.m. Central Time April 17 until 11 p.m. May 1 by calling 1-888-203-1112 or 1-719-457-0820 for international participants. The passcode is 4782057. The event will be archived and made available by 1 p.m. Central Time April 17 in the investor relations section of First Horizon's Web site at www.fhnc.com. For four weeks from the press release date, FHN will respond to individual requests for clarification of the provided disclosures. However, we will make every effort not to provide, and you should not expect to receive, material non-public information as that term is defined in the SEC Regulation FD. Without limiting the foregoing, after the conference call and except for the guidance expressed or implied herein or therein, we will not provide any earnings guidance, directly or indirectly, express or implied.

GENERAL INFORMATION

About First Horizon

The 10,000 employees of First Horizon National Corp. (NYSE:FHN) provide financial services to individuals and business customers through hundreds of offices located in more than 40 states. The corporation's three major brands -- FTN Financial, First Horizon and First Tennessee -- provide customers with a broad range of products and services including:

 * Regional banking, with the largest market share in Tennessee and one of the highest customer retention rates of any bank in the country
 * Capital markets, one of the nation's top underwriters of U.S.
   government agency securities
 * Mortgage banking, one of the nation's top mortgage originators and recipient of consecutive awards for servicing excellence from Fannie
   Mae and Freddie Mac

FHN companies have been recognized as some of the nation's best employers by AARP and Working Mother magazines. More information can be found at www.fhnc.com.

 SUMMARY QUARTERLY RESULTS
 Quarterly, Unaudited

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 (Thousands)                       1Q08         4Q07         3Q07
 =====================================================================
 Income Statement Highlights

 Net interest income           $   228,092  $   225,987  $   237,804
 Noninterest income                383,130      103,429      203,475
 Securities gains/(losses), net     65,946      (10,442)          --
 ---------------------------------------------------------------------
      Total revenue                677,168      318,974      441,279
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 Noninterest expense               438,277      561,559      421,622
 Provision                         240,000      156,519       43,352
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      Pre-tax (loss)/income         (1,109)    (399,104)     (23,695)
 (Benefit)/provision for
  income taxes                      (8,146)    (146,342)      (9,330)
 ---------------------------------------------------------------------
 Income/(loss) from
  continuing operations              7,037     (252,762)     (14,365)
 Income from discontinued
  operations, net of tax               883        4,137          209
 ---------------------------------------------------------------------
      Net income/(loss)        $     7,920  $  (248,625) $   (14,156)
 =====================================================================
 Common Stock Data

 Diluted EPS from
  continuing operations        $       .06  $     (2.00) $      (.11)
 Diluted EPS                           .06        (1.97)        (.11)
 Diluted shares                    126,660      126,089      126,058
 Period-end shares outstanding     126,786      126,366      126,388
 Dividends declared per share  $       .20  $       .45  $       .45
 =====================================================================
 Balance Sheet Highlights
  (Period End)

 Total loans, net of
  unearned income              $21,932,020  $22,103,516  $21,973,004
 Total loans held for
  sale-divestiture (a)             207,672      289,878      565,492
 Total deposits                 16,188,542   17,032,285   18,635,359
 Total deposits-divestiture (a)    118,720      230,418      474,809
 Total assets                   37,267,945   37,015,461   37,478,252
 Total assets-divestiture (a)      216,431      305,734      588,115
 Total liabilities              34,860,441   34,584,588   34,761,148
 Total
  liabilities-divestiture (a)      120,590      232,343      514,198
 Total shareholders' equity      2,112,227    2,135,596    2,421,827
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 Key Ratios & Other

 Return on average assets              .09%       (2.65)%       (.15)%
 Return on average equity             1.47%      (42.52)%      (2.31)%
 Net interest margin                  2.81%        2.77%        2.87%
 Efficiency ratio                     64.7%       176.1%        95.5%
 Book Value Per Share          $     16.59  $     16.83  $     19.08
 Tangible Book Value Per Share       14.67        14.86        16.51
 FTE employees                       9,555        9,941       11,052
 =====================================================================

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                                                       1Q08 Change vs.
                                                      ----------------
 (Thousands)                     2Q07          1Q07     4Q07     1Q07
 =====================================================================
 Income Statement Highlights

 Net interest income         $   239,432   $   237,419     1%     (4)%
 Noninterest income              281,313       272,915   270%     40%
 Securities gains/
  (losses), net                   (1,014)       10,273    NM      NM
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      Total revenue              519,731       520,607   112%     30%
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 Noninterest expense             457,240       403,012   (22)%     9%
 Provision                        44,408        28,486    53%    743%
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      Pre-tax (loss)/income       18,083        89,109    NM      NM
 (Benefit)/provision
  for income taxes                (3,861)       18,802    NM      NM
 ---------------------------------------------------------------------
 Income/(loss) from
   continuing operations          21,944        70,307    NM     (90)%
 Income from discontinued
   operations, net of tax            179           240   (79)%   268%
 ---------------------------------------------------------------------
      Net income/(loss)      $    22,123   $    70,547    NM     (89)%
 =====================================================================
 Common Stock Data

 Diluted EPS from
  continuing operations      $       .17   $       .55    NM     (89)%
 Diluted EPS                         .17           .55    NM     (89)%
 Diluted shares                  128,737       128,704     *      (2)%
 Period-end shares
  outstanding                    126,237       125,749     *       1%
 Dividends declared
  per share                  $       .45   $       .45   (56)%   (56)%
 =====================================================================
 Balance Sheet Highlights
  (Period End)

 Total loans, net
  of unearned income         $22,382,303   $22,268,190    (1)%    (2)%
 Total loans held for
   sale-divestiture (a)               --            --    NM      NM
 Total deposits               21,761,683    22,491,951    (5)%   (28)%
 Total
  deposits-divestiture (a)            --            --    NM      NM
 Total assets                 38,394,084    38,828,766     1%     (4)%
 Total assets-divestiture (a)         --            --    NM      NM
 Total liabilities            35,635,325    36,018,813     1%     (3)%
 Total
  liabilities-divestiture (a)         --            --    NM      NM
 Total shareholders' equity    2,463,482     2,514,676    (1)%   (16)%
 =====================================================================
 Key Ratios & Other

 Return on average assets            .23%          .74%
 Return on average equity           3.57%        11.61%
 Net interest margin                2.79%         2.84%
 Efficiency ratio                   88.0%         77.4%
 Book Value Per Share        $     19.43   $     19.88
 Tangible Book Value
  Per Share                        16.73         17.22
 FTE employees                    11,903        12,018   (4)%   (20)%
 =====================================================================
 NM - Not meaningful
 * Amount is less than one percent.
 (a) Associated with the sale of First Horizon Bank branches

CONTACT:  First Horizon National Corporation
          Media Information:
          Anthony Hicks
            (901) 523-4726
          Investor Relations:
          Dave Miller
            (901) 523-4162